EXHIBIT 99.1

News Release

For Immediate Release

For more information, contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II Founder James Green to Retire as President and CEO

GALION, Ohio – January 12, 2005 – PECO II, Inc. (Nasdaq:PIII) announced today that James L. Green, 77, will retire as President and Chief Executive Officer. He will remain with the Company until his replacement is named. The Compensation/Nominating Committee is conducting a search for a successor on behalf of the Board of Directors.

Mr. Green, one of the Company’s founders, left retirement and returned to the Company in April 2003. Previously, he had served as Chairman of the Board of Directors from the Company’s founding in 1988 until July 2001 and, at various times, as President and CEO. He has more than 50 years of experience in the communications industry.

“I came back to PECO II during a difficult period for the telecommunications industry and for the Company,” said Mr. Green. “It has been a pleasure to work with the people of PECO II and the Board of Directors to solve problems and get the Company back on course. The market appears to be turning in our favor, and it is time for a new leader to take us to the next level.”

Matthew P. Smith, Chairman of the Board, said, “We greatly appreciate the steady leadership that Jim Green has provided during this critical period. Together, we have stabilized operations, cash flow and the balance sheet; improved product offerings and recognition of those offerings in the marketplace; and developed the management team and processes that we believe position the business for growth.”

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Certain of the Company’s statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, beliefs and expectations and include primarily, for example, statements in this document regarding an expected upturn in the market served, improved prospects for the Company and an ability to attract new top management within a reasonable period. Such forward-looking statements include risks and uncertainties that could cause results to differ materially from plans and expectations. For further information on issues that could materially affect PECO II’s performance, please refer to the Company’s filings with the Securities and Exchange Commission.

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